EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE                 Contact:  John W. Conlon
---------------------                           Chief Financial Officer
December 15, 2003                               (740) 373-3155


              PEOPLES BANCORP INC. PREPAYS SELECTED LONG-TERM DEBT
          ------------------------------------------------------------

         MARIETTA, Ohio - Due to the low interest rate environment, Peoples Bancorp Inc. (Nasdaq: PEBO) committed to prepay $63 million of Federal Home Loan Bank (FHLB) convertible fixed rate borrowings.
         The early repayment of the long-term debt will result in a pre-tax charge of approximately $6.8 million for prepayment penalties, or $4.6 million after taxes ($0.44 cents per share).
         The $63 million of advances, which have a weighted average rate of 5.14%, are now in convertible option periods, which means the advances will remain at higher fixed rates until converted (at the sole discretion of the FHLB) to a variable LIBOR-based rate. The prepayments will settle on Tuesday, December 16, 2003.
         "This immediately reduces our funding costs and prepares us for future earnings growth," said Robert E. Evans, Peoples Bancorp's Chairman and CEO. "All FHLB borrowings that are being prepaid have interest rates of 5.00% and higher, and have been on our books since 1999 when interest rates were significantly higher. With rates at such low levels, it made sense to prepay and borrow at lower costs."
         Peoples Bancorp plans to replace the $63 million in convertible rate borrowings with a short term FHLB repurchase agreement ("repo") advance. The new advance currently has a significantly lower interest rate and yet has similar interest rate sensitivity characteristics (in a rising rate environment) as the borrowings that are being prepaid. Based upon the current interest rate environment, Peoples Bancorp estimates that this change in funding sources will lower annual interest expense by approximately $2.5 million, which would enhance future annual earnings by $1.7 million after taxes ($0.16 per share).
          "The prepayment of high-cost FHLB borrowings fits our strategy to have a long-term focus on growing shareholder value," Evans said. "Although 2003 has been a tough year to grow earnings, we believe Peoples Bancorp is in a solid position for future earnings enhancements, as our shareholders' equity and asset quality remain positions of strength as we look to continue the growth of the company."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 sales offices and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Forward-looking statement:
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples Bancorp as detailed from time to time in Peoples Bancorp's reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples Bancorp's business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements, except as may be required by applicable laws.

                                 END OF RELEASE